UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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TXU Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TXU Corp.

Notice of Annual Meeting

of Shareholders and

Proxy Statement

Annual Meeting of Shareholders:

Friday, May 16, 2003, at 9:30 a.m.

Mesquite Convention Center

Hampton Inn & Suites

Salons A and B

1700 Rodeo Drive

Mesquite, Texas 75149

Whether or not you will be able to attend the annual meeting, please sign and return the proxy promptly so that you may be represented at the meeting.

TXU Corp.

1601 Bryan Street

Dallas, Texas 75201-3411

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 3, 2003

To the Shareholders of TXU Corp.:

The annual meeting of shareholders of TXU Corp. will be held in Salons A and B of the Mesquite Convention Center, Hampton Inn & Suites, 1700 Rodeo Drive, Mesquite, Texas, on Friday, May 16, 2003 at 9:30 a.m. for the following purposes:

1.	To elect a Board of Directors for the ensuing year;

2.	To approve the selection of auditors for the year 2003;

3.	To consider a shareholder proposal related to indexed stock options, if properly presented at the meeting; and

4.	To consider a shareholder proposal related to an environmental report, if properly presented at the meeting.

The Board of Directors has fixed the close of business on March 17, 2003 as the time as of which shareholders entitled to notice of, and to vote at, the meeting and any adjournments shall be determined.

Whether or not you will be able to attend the meeting, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY. No postage need be affixed to the reply envelope which is enclosed herewith for your convenience if it is mailed in the United States.

Peter B. Tinkham

Secretary

TXU Corp.

1601 Bryan Street

Dallas, Texas 75201-3411

PROXY STATEMENT

April 3, 2003

A proxy in the accompanying form is solicited by the Board of Directors of TXU Corp. for use at the annual meeting of shareholders to be held in Salons A and B of the Mesquite Convention Center, Hampton Inn & Suites, 1700 Rodeo Drive, Mesquite, Texas, on Friday, May 16, 2003 at 9:30 a.m. and any adjournments thereof for the purposes set forth in the accompanying notice.

The close of business on March 17, 2003 has been fixed as the time as of which shareholders entitled to notice of, and to vote with respect to, this meeting shall be determined. At such date there were outstanding and entitled to vote 322,147,771 shares of common stock. Except as indicated below, each share is entitled to one vote on all matters submitted to shareholders.

Any shareholder may exercise the right of cumulative voting in the election of directors provided the shareholder gives written notice of such intention to the Secretary of the Company on or before the date preceding the election. When exercising this right the shareholder is entitled to one vote for each share held multiplied by the number of directors to be elected and may cast all such votes for a single nominee or spread such votes among the nominees in any manner desired.

This Notice, Proxy Statement and form of proxy are being mailed or given to shareholders on or about April 3, 2003.

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone. The Company has hired D. F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $8,000 plus disbursements. Shareholders may assist the Company in avoiding expenses in this connection by returning their proxies promptly.

The shares represented by any proxy duly given as a result of this request will be voted in the discretion of the persons named in the proxy unless the shareholder specifies a choice by means of the ballot space on the proxy, in which case the shares will be voted accordingly. Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same by providing written notice to the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411, on or before its exercise at the annual meeting.

The Company has adopted a confidential voting policy. Accordingly, tabulation of proxies and votes cast at the meeting will be conducted by an independent agent and the votes of individual shareholders will be kept private and not disclosed to the Company, except in limited circumstances.

The presence in person or by proxy of the holders of a majority of the shares of the common stock entitled to vote shall constitute a quorum entitled to transact business at the meeting. Directors are elected by plurality vote of the votes cast at the meeting; abstentions and non-votes, as described below, will have no effect. The approval of the selection of auditors and the adoption of the shareholder proposals require the affirmative vote of a majority of the shares represented at the meeting. Abstentions and non-votes, i.e. shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on such matters, will have the same effect as negative votes.

2004 ANNUAL MEETING SHAREHOLDERS’ PROPOSALS

All proposals from shareholders to be considered at the next annual meeting scheduled for May 21, 2004 must be received by the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411, not later than the close of business on December 5, 2003.

In addition, the rules of the Securities and Exchange Commission allow the Company to use discretionary voting authority to vote on any matter coming before the 2004 annual meeting of shareholders that is not included in the proxy statement for that meeting if the Company does not have notice of the matter by February 18, 2004.

ELECTION OF DIRECTORS

It is the intent of the Board of Directors that the persons named in the proxy will vote your shares in favor of the nominees for directors listed hereafter, unless authority is withheld. All of the nominees are current members of the Board of Directors. The persons named in the proxy may cumulate the votes represented thereby and in case any such nominee shall become unavailable, which the Board of Directors has no reason to anticipate, may vote for a substitute.

In connection with the issuance of $750 million principal amount of subordinated exchangeable notes by TXU Energy Company LLC in November 2002, the Company agreed, to the extent permitted by applicable law, that until the earlier of (i) the date which DLJ Merchant Banking Partners III, L.P. (DLJ) and/or certain of its affiliates hold such notes and Company common stock aggregating less than 30% of their initial investment of $750 million or (ii) the later of November 22, 2012 and the date no such notes remain outstanding, to cause one person designated by an affiliate of DLJ to be appointed to the Board of Directors of the Company and thereafter to recommend him or her for reelection and use its best efforts to solicit proxies in favor of his or her reelection. Michael W. Ranger is the current DLJ designee.

The names of the nominees for the office of director for the ensuing year and information about them, as furnished by the nominees themselves, are set forth below:

Name	Age	Served as director since	Business experience during past five years

Derek C. Bonham
(3)(4)(6)	59	1998

Non-Executive Chairman of Imperial Tobacco Group PLC (since October 1996), Cadbury Schweppes PLC (since May 2000) and CamAxys Group PLC (since July 1998); non-Executive Chairman of Marconi PLC (September 2001 – December 2002); prior thereto Chairman of The Energy Group PLC (February 1997 – July 1998); prior thereto Deputy Chairman and Chief Executive of Hanson PLC (November 1993 – February 1997); prior thereto Chief Executive of Hanson PLC (April 1992 – November 1993). Director of Imperial Tobacco Group PLC, Cadbury Schweppes PLC, CamAxys Group PLC and Marconi PLC.

Name	Age	Served as director since	Business experience during past five years

J. S. Farrington
(2)(5)	68	1983

Retired Chairman of the Board and Chief Executive of the Company; Consultant to the Company (May 1998 – May 2000); prior thereto Chairman Emeritus of the Company (May 1997 – May 1998); prior thereto Chairman of the Board of the Company (May 1995 – May 1997); prior thereto Chairman of the Board and Chief Executive of the Company (February 1987 – May 1995); prior thereto President of the Company (May 1983 – February 1987).

William M. Griffin
(1)(3)(4)(6)(7)	76	1966

Principal, The WMG Company and associated businesses (investments); prior thereto Executive Vice President (until August 1985) and Chairman of the Finance Committees (until March 1986) of The Hartford Fire Insurance Company and Subsidiaries. Director of The Hartford Fire Insurance Company (until March 1991) and Shawmut National Corporation (until April 1992).

Kerney Laday
(3)(4)(6)(7)	61	1993

President, The Laday Company (management consulting and business development) since July 1995; prior thereto Vice President, field operations, Southern Region, U. S. Customer Operations, Xerox Corporation (January 1991 – June 1995); prior thereto Vice President and region general manager, Xerox (1986 – 1991).

Jack E. Little
(1)(3)(4)(5)(6)	64	2001

Retired President and Chief Executive Officer, Shell Oil Company, since July 1999; prior thereto President and Chief Executive Officer, Shell Oil Company (1998 – 1999); prior thereto President and Chief Executive Officer, Shell Exploration & Production Company (1995 – 1998). Director of Noble Corporation.

Margaret N. Maxey
(2)(3)(4)(6)	76	1984

Director Emeritus since 2001 (Director, 1982 – 2001), Clint W. Murchison, Sr. Chair of Free Enterprise and Professor Emeritus since 2001 (Professor, 1982 – 2001), Biomedical Engineering Program, College of Engineering, The University of Texas at Austin; prior thereto Assistant Director, Energy Research Institute, Columbia, South Carolina (1980 – 1982).

Name	Age	Served as director since	Business experience during past five years

Erle Nye
(2)(5)(7)	65	1987

Chairman of the Board and Chief Executive of the Company since May 1997; prior thereto President and Chief Executive of the Company (May 1995 – May 1997); prior thereto President of the Company (February 1987 – May 1995). Chairman of the Board and Chief Executive and Director of Oncor Electric Delivery Company, TXU Energy Company LLC, TXU Gas Company and TXU US Holdings Company. Director of TXU Europe Limited and Brinker International, Inc.

J. E. Oesterreicher
(1)(2)(3)(4)(6)(7)	61	1996

Retired Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. (retailer) since September 2000; prior thereto Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. (January 1997 – September 2000); prior thereto Vice Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. (January 1995 – January 1997); prior thereto President, J. C. Penney Stores and Catalog (1992 –1995). Director of Brinker International, Inc. and The Dial Corporation.

Michael W. Ranger	44	2003

Consultant to CSFB Private Equity, overseeing private equity investments in the energy and power industries, (since January 2002); prior thereto Managing Director, Investment Banking, of Credit Suisse First Boston (2000 – 2001); prior thereto Managing Director and Group Head of Global Energy and Power Group, Investment Banking, of Donaldson, Lufkin & Jenrette Securities Corporation (1990 – 2000). Director of TXU Energy Company LLC.

Herbert H. Richardson
(3)(4)(5)(6)	72	1992

Associate Vice Chancellor for Engineering and Director, Texas Transportation Institute, The Texas A&M University System; Associate Dean of Engineering, Regents Professor and Distinguished Professor of Engineering, Texas A&M University; Chancellor, The Texas A&M University System (1991 – 1993) and Deputy Chancellor for Engineering, The Texas A&M University System (1986 – 1991).

(1)	Member of Audit Committee.
(2)	Member of Executive Committee.
(3)	Member of Finance Committee.
(4)	Member of Nominating Committee.
(5)	Member of Nuclear Committee.
(6)	Member of Organization and Compensation Committee.
(7)	Member of Business Development Committee.

During 2002 the Board of Directors held seven meetings. The standing committees of the Board of Directors and the membership of each committee are shown on the preceding pages. During 2002 the Directors attended a total of 98% of the meetings of the Board of Directors and the Committees on which they serve and no Director attended less than 82% of those meetings.

The Audit Committee assists the Board in fulfilling its oversight responsibilities applicable to the Company’s auditing, accounting and financial reporting processes and the Company’s system of internal control. The Committee has developed, and the Board has adopted, a written charter. The Audit Committee held six meetings during 2002.

The Executive Committee exercises the authority of the Board in the intervals between meetings of the Board. The Executive Committee did not meet during 2002.

The Finance Committee reviews and recommends to the Board, for its consideration, major financial undertakings and policies and performs such other duties as may be assigned to it from time to time by the Board. The Finance Committee held four meetings during 2002.

The Nominating Committee selects and recommends to the Board, for its consideration, persons as nominees for election as directors of the Company and performs such other duties as may be assigned to it from time to time by the Board. The Nominating Committee held two meetings in 2002. Shareholders may recommend nominees for directors to the Nominating Committee by writing to the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411.

The Nuclear Committee reviews, generally oversees, and makes reports and recommendations to the Board in connection with the operation of the Company’s nuclear generating units. The Nuclear Committee held seven meetings during 2002.

The Organization and Compensation Committee reviews and establishes the remuneration of officers of the Company. The Organization and Compensation Committee held four meetings in 2002.

The Business Development Committee reviews and recommends to the Board, for its consideration, new business opportunities, proposed acquisitions and other transactions and performs such other duties as may be assigned to it from time to time by the Board. The Business Development Committee held four meetings during 2002.

Except as described herein, directors were compensated in 2002 by a retainer at the annual rate of $40,000 plus $1,500 for each Board meeting attended and $1,250 for each Committee meeting attended. Prior to July 1, 2002, the annual Board retainer was $36,000 and the Committee meeting attendance fee was $1,000. Members of the Nuclear Committee and the Business Development Committee received annual retainers of $5,000, and members of the Audit Committee received an annual retainer of $2,000. Chairs of each Committee received an additional fee of $500 for service as chair at each meeting attended. Directors who are officers, or former officers, of the Company do not receive any fees for service as a director. All directors are reimbursed for reasonable expenses incurred in connection with their services as directors.

Directors who receive a retainer for their service as a director may elect to defer, in increments of 25%, all or a portion of their annual Board retainer pursuant to the TXU Deferred Compensation Plan for Outside Directors (Directors’ Plan). Amounts deferred are matched by the Company on the basis of $1.50 for each $1.00 deferral. Under the Directors’ Plan, a trustee purchases Company common stock with an amount of cash equal to each participant’s deferred retainer and matching amount, and accounts are established for each participant containing performance units equal to such number of common shares. Directors’ Plan investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (not fewer than three nor more than ten years, as selected by the participant) or upon death or disability while serving as a director, the value of the participant’s maturing accounts is paid in cash based on the then current value of the performance units.

In lieu of the retainers and fees paid to other non-officer directors as described herein, Mr. Bonham received annual compensation from the Company in the amount of £100,000 (approximately $160,970 based on 2002 year-end foreign exchange rates), under the terms of an agreement which also provides for administrative support, transportation expenses and health insurance. This agreement may be terminated at any time by either party upon three-months’ notice.

In addition to the retainers and fees described herein, Mr. Laday provides consulting services to the Company under an agreement which provides for a monthly retainer of $7,200 as well as reimbursement of certain travel expenses. Prior to July 1, 2002, Mr. Laday’s monthly retainer was $12,000. The agreement may be terminated at any time by either party upon 60-days’ written notice. Mr. Laday was paid $110,400 during 2002 under this agreement.

BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

Each nominee for director and certain current and former executive officers reported beneficial ownership of common stock of the Company, as of March 17, 2003, as follows:

	Number of Shares
Name	Beneficially Owned		Deferred Plans (1)	Total
Derek C. Bonham	4,000		N/A	4,000
J. S. Farrington	25,423		N/A	25,423
William M. Griffin	46,000	(2)	6,166	52,166
Kerney Laday	2,100		6,166	8,266
Jack E. Little	3,046	(3)	3,588	6,634
Margaret N. Maxey	7,068		7,917	14,985
Erle Nye	420,366		87,792	508,158
J. E. Oesterreicher	3,698	(4)	10,294	13,992
Michael W. Ranger	0		0	0
Herbert H. Richardson	3,500	(5)	5,130	8,630
H. Jarrell Gibbs	85,882		36,957	122,839
Brian N. Dickie	49,682		45,971	95,653
Michael J. McNally	127,344		33,734	161,078
Eric H. Peterson	26,443		0	26,443
Barbara B. Curry	22,393		15,672	38,065
All Directors and Executive Officers as a group (15 persons)	826,945		259,387	1,086,332

(1)	Share units held in deferred compensation accounts under the Deferred and Incentive Compensation Plan (DICP) or the Directors’ Plan. Although these plans allow such units to be paid only in the form of cash, investments in such units create essentially the same investment stake in the performance of the Company’s common stock as do investments in actual shares of common stock. Since Messrs. Bonham and Farrington do not receive retainers, they are not eligible to participate in the Directors’ Plan. Mr. Ranger will be eligible to participate in the Directors’ Plan and Mr. Peterson will be eligible to participate in the DICP beginning with the 2003 plan year.

(2)	Shares reported include 10,000 shares owned by Mr. Griffin’s spouse as her separate property in which Mr. Griffin disclaims any beneficial interest.

(3)	Shares reported consist of shares in which Dr. Little and his spouse share voting and investment power.

(4)	Shares reported include 898 shares subject to stock purchase rights exercisable within 60 days of the record date.

(5)	Shares reported include 100 shares in which Dr. Richardson and his spouse share voting and investment power.

Except as noted, the named individuals have sole voting and investment power for the shares of common stock reported as Beneficially Owned. Ownership of such common stock by each individual director and executive officer and for all directors and executive officers as a group constituted less than 1% of the Company’s common stock.

As of December 31, 2002, based on information reported in filings made by the following persons with the Securities and Exchange Commission (Commission) or information otherwise known to the Company, the following persons were known or reasonably believed to be, as more fully described below, the beneficial owners of more than 5% of the Company’s common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

Capital Research and Management Company(1) 333 South Hope Street Los Angeles, California	21,025,540	6.5%

UXT Intermediary LLC and UXT Holdings LLC c/o DLJ Merchant Banking III, Inc. (2) Eleven Madison Avenue New York, New York 10010	38,097,560	10.6%

Warren E. Buffett Bershire Hathaway Inc.(2) 1440 Kiewitt Plaza Omaha, Nebraska 68131	19,048,780	5.6%

(1)	Capital Research and Management Company acted as investment adviser with respect to shares of the Company’s common stock owned by various investment companies and had sole dispositive power and no voting power over such shares. Shares reported include 2,126,440 shares issuable upon settlement of stock purchase contracts.

(2)

In November 2002, TXU Energy Company LLC, a wholly-owned subsidiary of the Company, issued $750 million of subordinated notes that are exchangeable into common stock of the Company. The notes provide certain limitations on exchangeability relating to the receipt of any necessary regulatory approvals and the expiration or termination of any applicable waiting period. Because the Company does not control the timing of receipt of any such approvals, the Company has assumed that such approvals may be received by the noteholders, and that the notes may be exchanged for Company common stock, at any time. As of December 31, 2002, there were 14 holders of the notes. Two noteholders, holding a total of $500 million aggregate principal amount of the notes, are entities affiliated with DLJ Merchant Banking Partners III, L.P. (DLJ Entities) which in turn is an affiliate of the Credit Suisse Group, a Swiss corporation. Subject to the limitations described above, the notes currently held by the DLJ Entities could be exchanged for an aggregate of approximately 38,097,560 shares of the Company’s common stock, or 10.6% of the class. The remaining twelve noteholders, holding a total of $250 million aggregate principal amount of the notes, are employee benefit plans and insurance companies affiliated with Berkshire Hathaway Inc. (Berkshire Entities). Subject to the limitations described above, the notes currently held by the Berkshire Entities could be exchanged for an aggregate of approximately 19,048,780 shares of the Company’s common stock, or 5.6% of the class. Berkshire Hathaway Inc. and Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.) had shared voting and dispositive power over the shares.

Mellon Bank, N.A. (Mellon), held as of December 31, 2002, in its capacity as Trustee of the TXU Thrift Plan (Thrift Plan), and the DICP a total of 17,349,163 shares of the Company’s common stock, or 5.4% of the class, of which 12,372,406 shares, or 3.8% of the class, have been allocated to Thrift Plan participants’ accounts. Thrift Plan participants are entitled to direct Mellon as to how to vote shares allocated to their accounts, and Mellon disclaims beneficial interest in such allocated shares.

All percentages reported under Beneficial Ownership of Common Stock of the Company are based on the number of outstanding shares as of March 17, 2003 plus shares for each person listed issuable upon settlement of outstanding stock purchase contracts held by such person and shares issuable upon exchange of the subordinated notes described above held by such person.

EXECUTIVE COMPENSATION

The Company and its subsidiaries have provided compensation during the last three calendar years to the executive officers named in the Summary Compensation Table for services in all capacities. Amounts reported in the Table as Bonus and LTIP Payouts for any calendar year reflect the performance of the individual and the Company in prior periods. Accordingly, amounts reported as Bonus in 2002 reflect performance in 2001 and amounts reported as LTIP Payouts in 2002 reflect performance for the three years ended in March 2002. Information relating to compensation provided in 2003 based on performance in 2002 is contained in the footnotes to the Table and in the Organization and Compensation Committee Report which follows the footnotes.

SUMMARY COMPENSATION TABLE

	Year	Annual Compensation			Long-Term Compensation			All Other Compen- sation ($)(5)
					Awards		Payouts
Name and Principal Position		Salary ($)	Bonus ($)(1)	Other Annual Compen- sation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)(4)

Erle Nye (6) Chairman of the Board and Chief Executive of the Company	2002 2001 2000	1,037,500 964,583 950,000	1,950,000 475,000 380,000	— — —	236,250 694,375 593,750	— — —	4,286,400 519,747 399,793	299,985 222,658 218,101

H. Jarrell Gibbs (6) President of the Company (retired July 1, 2002)	2002 2001 2000	303,485 567,500 537,500	500,000 175,000 150,000	— — 81,559	135,000 305,500 273,750	— — —	1,438,759 138,921 94,668	167,611 116,786 112,735

Brian N. Dickie (6) Executive Vice President of the Company	2002 2001 2000	856,667 823,333 779,167	625,000 252,500 240,000	— — —	193,500 441,500 420,000	— — —	1,071,600 — —	122,629 83,229 64,672

Michael J. McNally (6) Executive Vice President of the Company	2002 2001 2000	581,667 523,333 466,667	500,000 200,000 150,000	— — —	132,750 321,500 262,500	— — —	1,430,624 264,327 190,094	90,695 62,847 129,159

Eric H. Peterson (6) Executive Vice President and General Counsel of the Company	2002 2001 2000	262,121 — —	160,000 — —	— — —	589,380 — —	— — —	— — —	10,000 — —

Barbara B. Curry Executive Vice President of the Company	2002 2001 2000	325,000 291,667 248,333	200,000 60,000 52,500	— — —	74,250 127,500 108,750	— — —	337,749 6,911 —	56,166 38,650 34,961

(1)

Amounts reported as Bonus in the Summary Compensation Table are attributable principally to the named executive officers’ participation in the TXU Annual Incentive Plan (AIP). Amounts reported for 2002 resulted from performance in 2001; no AIP awards for 2002 performance were provided in 2003 to any officers. Under the current terms of the AIP, target incentive awards ranging from 20% to 75% of base salary, and a maximum award of 100% of base salary, are established. The percentage of the target or maximum actually awarded, if any, is dependent upon the attainment of per share net income goals established in advance by the Organization and Compensation Committee (Committee), as well as the Committee’s evaluation of the participant’s and the Company’s performance. Amounts reported as Bonus also include amounts provided in the employment contracts of Messrs. Nye and Peterson as discussed in footnote (6) and, for Mr. Nye, an additional bonus of $750,000 awarded in February 2002 in recognition of his contributions to the Company’s performance in 2001.

(2)	The amount reported as Other Annual Compensation for 2000 for Mr. Gibbs represents income taxes paid on Mr. Gibbs’ behalf relating to certain benefits provided by the Company under its standard expatriate policy in connection with an extended assignment in the United Kingdom during 2000.

(3)	Amounts reported as Restricted Stock Awards in the Summary Compensation Table are attributable to the named officer’s participation in the Deferred and Incentive Compensation Plan (DICP), or, in the case of Mr. Peterson, an award of 11,000 shares of time-based restricted stock under the Long-Term Incentive Compensation Plan pursuant to his employment agreement as discussed in footnote (6). Participants in the DICP may defer a percentage of their base salary not to exceed a maximum percentage determined by the Committee for each plan year and in any event not to exceed 15% of the participant’s base salary. Salary deferred under the DICP is included in amounts reported as Salary in the Summary Compensation Table. The Company makes a matching award (Matching Award) equal to 150% of the participant’s deferred salary. Prior to 2002, one-half of any AIP award (Incentive Award) was deferred and invested under the DICP. Matching Awards are subject to forfeiture under certain circumstances. Under the DICP, a trustee purchases Company common stock with an amount of cash equal to each participant’s deferred salary and Matching Award, and accounts are established for each participant containing performance units (Units) equal to such number of common shares. DICP investments, including reinvested dividends, are restricted to Company common stock, and the value of each unit credited to participants’ accounts equals the value of a share of Company common stock and is at risk based on the performance of the stock. On the expiration of the five year maturity period, the value of the participant’s maturing accounts are paid in cash based upon the then current value of the Units; provided, however, that in no event will a participant’s account be deemed to have a cash value which is less than the sum of such participant’s deferral together with 6% per annum interest compounded annually. Participants may elect to defer amounts that would otherwise mature under the DICP, under and subject to the provisions of the Salary Deferral Program (SDP) as discussed in footnote (5). The maturity period is waived if the participant dies or becomes totally and permanently disabled and may be extended under certain circumstances.

Matching Awards that have been made under the DICP are included under Restricted Stock Awards in the Summary Compensation Table. As a result of these awards, undistributed Matching Awards and Incentive Awards made in prior years under DICP provisions that are no longer effective and dividends reinvested thereon, the number and market value at December 31, 2002 of such Units (each of which is equal to one share of common stock) held in the DICP accounts for Messrs. Nye, Gibbs, Dickie and McNally and Ms. Curry were 61,832 ($1,155,022), 25,671 ($479,534), 32,994 ($616,328), 23,966 ($447,685) and 10,605 ($198,101), respectively.

(4)	Amounts reported as LTIP Payouts in the Summary Compensation Table are attributable to the vesting and distribution of performance-based restricted stock awards under the Long-Term Incentive Compensation Plan (LTICP) and the distribution during the year of earnings on salaries previously deferred under the DICP.

The LTICP is a comprehensive, stock-based incentive compensation plan providing for common stock-based awards, including performance-based restricted stock. Outstanding awards, as of December 31, 2002, of performance-based restricted stock to the named executive officers may vest at the end of a three-year performance period and provide for an ultimate distribution of from

0% to 200% of the number of the shares initially awarded, based on the Company’s total return to shareholders over such three-year period compared to the total returns provided by the companies comprising the Standard & Poor’s Electric Utilities Index. Dividends on restricted shares are reinvested in Company common stock and are paid in cash upon release of the restricted shares. Under the terms of the LTICP, the maximum amount of any award that may be paid in any one year to any of the named executive officers is the fair market value of 100,000 shares of the Company’s common stock determined as of the first day of such calendar year. The portion of any award that, based on such limitation, cannot be fully paid in any year is deferred until a subsequent year when it can be paid. In 2002, based on the Company achieving the 5th highest total return to shareholders of the returns provided by the companies comprising the Standard & Poor’s Electric Utilities Index over the three-year period ending March 31, 2002, Messrs. Nye, Gibbs, Dickie and McNally and Ms. Curry each received 200% of the restricted shares awarded in May of 1999, which stock was valued at $4,286,400, $1,393,080, $1,071,600, $1,393,080 and $321,480, respectively.

Amounts reported also include earnings distributed during the year on salaries previously deferred under the DICP for Messrs. Gibbs and McNally and Ms. Curry of $45,679, $37,544 and $16,269, respectively.

As a result of restricted stock awards under the LTICP, and reinvested dividends thereon, the number of shares of restricted stock and the market value of such shares at December 31, 2002 held for Messrs. Nye, Gibbs, Dickie, McNally and Peterson and Ms. Curry were 376,431 ($7,031,731), 45,500 ($849,940), 48,613 ($908,091), 86,008 ($1,606,629), 26,265 ($490,630) and 18,279 ($341,452), respectively.

As noted, salaries deferred under the DICP are included in amounts reported as Salary in the Summary Compensation Table. Amounts shown in the table below represent the number of shares purchased under the DICP with those deferred salaries for 2002 and the number of shares awarded under the LTICP. The shares awarded to Mr. Peterson under the LTICP were provided in his employment agreement as discussed in footnote (6).

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

	Deferred and Incentive Compensation Plan (DICP)		Long-Term Incentive Compensation Plan (LTICP)
	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts
Name					Minimum (#)	Maximum (#)
Erle Nye	2,877	5 Years	150,000	3 Years	0	300,000
H. Jarrell Gibbs	1,644	5 Years	15,000	3 Years	0	30,000
Brian N. Dickie	2,356	5 Years	18,000	3 Years	0	36,000
Michael J. McNally	1,616	5 Years	40,000	3 Years	0	80,000
Eric H. Peterson	—	—	14,000	3 Years	0	28,000
Barbara B. Curry	904	5 Years	8,000	3 Years	0	16,000

(5)	Amounts reported as All Other Compensation in the Summary Compensation Table are attributable to the named executive officer’s participation in certain plans and as otherwise described in this footnote.

Under the TXU Thrift Plan (Thrift Plan) all eligible employees of the Company and any of its participating subsidiaries may invest a portion of their regular salary or wages in common stock of the Company, or in a variety of selected mutual funds. Under the Thrift Plan, the Company matches a portion of an employee’s contributions. Currently, the Company’s matching contribution is 75% of the first 6% of the employee’s contribution for employees covered under the traditional defined benefit component of the TXU Retirement Plan, and 100% of the first 6% of the employee’s contribution for employees covered under the cash balance component of the TXU Retirement Plan. All matching contributions are invested in common stock of the Company. The amounts reported under All Other Compensation in the Summary Compensation Table include these matching amounts which, for Messrs. Nye, Gibbs, Dickie and McNally and Ms. Curry were $12,000, $4,236, $9,000, $9,000 and $9,000, respectively, during 2002.

Under the Salary Deferral Program (SDP) each employee of the Company and its participating subsidiaries whose annual salary is equal to or greater than an amount established under the SDP ($106,030 for the program year beginning January 1, 2002) may elect to defer up to 50% of annual base salary, and/or up to 100% of any bonus or incentive award and certain maturing DICP awards, for a period of seven years, for a period ending with the retirement of such employee, or for a combination thereof. The Company makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of up to the first 8% of salary deferred under the SDP; provided that employees who first become eligible to participate in the SDP on or after January 1, 2002, who are also eligible, or become eligible, to participate in the DICP, are not eligible to receive any SDP matching award. Salaries and bonuses deferred under the SDP are included in amounts reported under Salary and Bonus, respectively, in the Summary Compensation Table. Deferrals are credited with earnings or losses based on the performance of investment alternatives under the SDP selected by each participant. At the end of the applicable maturity period, the trustee for the SDP distributes the deferrals and the applicable earnings in cash as a lump sum or in annual installments. The Company is financing the retirement option portion of the SDP through the purchase of corporate-owned life insurance on the lives of participants. The proceeds from such insurance are expected to allow the Company to fully recover the cost of the retirement option. During 2002, matching awards, which are included under All Other Compensation in the Summary Compensation Table, were made for Messrs. Nye, Gibbs, Dickie, McNally and Peterson and Ms. Curry in the amounts of $103,000, $34,969, $85,467, $57,667, $10,000 and $32,200, respectively.

Under the TXU Split-Dollar Life Insurance Program (Insurance Program) split-dollar life insurance policies are purchased for eligible corporate officers of the Company and its participating subsidiaries. The death benefit of the participants’ insurance policies are equal to two, three or four times their annual Insurance Program compensation depending on their category. Individuals who first became eligible to participate in the Insurance Program after October 15, 1996, vest in the policies issued under the Insurance Program over a six-year period. The Company pays the premiums for the policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments. Although the Insurance Program is terminable at any time, it is designed so that if it is continued, the Company will fully recover all of the insurance premium payments it has made either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of 15 years of participation or the participant’s attainment of age 65. During 2002, the economic benefit derived by Messrs. Nye, Gibbs, Dickie and McNally and Ms. Curry from the term insurance coverage provided and the interest foregone on the remainder of the insurance premiums paid by the Company amounted to $184,985, $93,792, $28,162, $24,028 and $14,966, respectively.

The amount reported for Mr. Gibbs includes $34,614 which represents payment in lieu of unused vacation at retirement in accordance with standard Company policy.

(6)	The Company has entered into employment agreements with Messrs. Nye, Gibbs, Dickie, McNally and Peterson as hereinafter described in this footnote.

Effective June 1, 2002, the Company entered into a new employment agreement with Mr. Nye, which supersedes his previous employment agreement. The new agreement provides for an initial term expiring May 31, 2005, and a secondary term expiring May 31, 2007. During the initial term, Mr. Nye will continue to serve as the Company’s Chairman of the Board and Chief Executive until such time as his successor is elected at which time Mr. Nye may continue as the Company’s Chairman of the Board and/or in such other executive position as he and the Company may mutually agree upon. During the secondary term, Mr. Nye will continue as an employee of the Company or, with the Company’s approval, he may retire and serve the Company in a consulting capacity through the expiration of the secondary term. Mr. Nye will, during the initial term, be entitled to a minimum annual base salary of $1,050,000, eligibility for an annual bonus under the terms of the AIP, and minimum annual restricted stock awards of 40,000 shares under the LTICP. The agreement also provides for a special one-time bonus of $1,000,000 in consideration for his entering into the new agreement. Such bonus is payable in equal annual installments over a five year period. During the secondary term, Mr. Nye will be entitled to an annual base salary equal to 75% of his base salary prior to expiration of the initial term and eligibility for a prorated bonus under the terms of the AIP for the 2005 AIP plan year. The agreement also provides Mr. Nye with certain benefits following his retirement, including administrative support, annual medical examinations and financial planning services. The agreement also reconfirms the Company’s prior agreement to fund the retirement benefit to which Mr. Nye will be entitled under the Company’s supplemental retirement plan. Additionally, the agreement entitles Mr. Nye to certain severance benefits in the event he dies, becomes disabled, is terminated without cause or resigns or retires with the Company’s approval during the term of the agreement, including the base salary and annual incentive awards he would have received; continued payment of the remaining special bonus annual installment payments; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the initial term, including a payment equal to the greater of three times his annualized base salary and target bonus or the total base salary and bonus he would have received for the remainder of the term of the agreement; any unpaid portion of the special bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits; and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

Mr. Gibbs retired effective July 1, 2002. The Company had previously entered into an employment agreement with Mr. Gibbs effective June 1, 2001, which was terminated upon his retirement. Under the terms of the agreement, Mr. Gibbs was entitled, during the term of the Agreement which would have expired May 31, 2003 (Term), to a minimum annual base salary of $580,000, eligibility for an annual bonus under the terms of the AIP, and minimum annual restricted stock awards of 15,000 shares under the LTICP. Additionally, the agreement also contained severance and change-in-control benefits comparable to those provided to other executive officers of the Company.

The Company entered into a new employment agreement with Mr. Dickie, effective December 3, 2002, which supersedes and replaces his previous employment agreement. The agreement provides for the continued service of Mr. Dickie through May 31, 2005 (Term). Under the terms of the agreement, Mr. Dickie will, during the Term, be entitled to a minimum annual base salary of $860,000, eligibility for an annual bonus under the AIP, and minimum annual restricted stock awards of 15,000 shares under the LTICP. The agreement also provides for certain special retirement compensation. The agreement provides for certain severance benefits in the event Mr. Dickie resigns during the Term, including a payment equal to annual base salary and target bonus, payments for otherwise forfeited incentive compensation, and health care benefits. The agreement entitles Mr. Dickie to certain severance benefits in the event he is terminated without cause during the Term, including a payment equal to the greater of the base salary and target bonus that Mr. Dickie would have received for the remainder of the Term or annual base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the Term, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits; and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

The Company entered into an employment agreement with Mr. McNally effective July 1, 2000. The agreement, as amended, provides for the continued service by Mr. McNally through June 30, 2004 (Term). Under the terms of the agreement, Mr. McNally will, during the Term, be entitled to a minimum annual base salary of $500,000, eligibility for an annual bonus under the terms of the AIP, and minimum annual restricted stock awards of 20,000 shares under the LTICP. The agreement entitles Mr. McNally to certain severance benefits in the event he is terminated without cause during the Term, including a payment equal to the greater of his annual base salary and target bonus, or the total amount of base salary and target bonuses he would have received for the remainder of the Term; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the Term, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits; and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

The Company entered into an employment agreement with Mr. Peterson effective March 13, 2002 which provides for the continued service of Mr. Peterson through April 30, 2005 (Term). Under the terms of the agreement, Mr. Peterson will, during the Term, be entitled to a minimum annual base salary of $400,000, minimum target incentive bonus opportunities equal to one-half of Mr. Peterson’s then current base salary and, for each of 2002, 2003 and 2004, minimum annual restricted stock awards of 8,000 shares under the LTICP. The agreement also provided for an initial signing bonus of $160,000 and initial awards of 11,000 shares of time-based and 6,000 shares of performance-based restricted stock under the LTICP. The agreement also provides for certain special retirement compensation. Additionally, the agreement entitles Mr. Peterson to certain severance benefits in the event he is terminated without cause during the Term, including a payment equal to annual base salary and target bonus, a payment in lieu of foregone and forfeited incentive compensation, and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits; and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

TXU Corp. and its participating subsidiaries maintain retirement plans (Retirement Plan), which are qualified under applicable provisions of the Internal Revenue Code of 1986, as amended (Code). The Retirement Plan contains both a traditional defined benefit component and a cash balance component. Annual retirement benefits under the traditional defined benefit component, which applied during 2002 to each of the named officers other than Messrs. Nye and Peterson, are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant’s average annual earnings during his or her three years of highest earnings. The Retirement Plan also contains a cash balance component, which covers all employees who first become eligible to participate in the Retirement Plan on or after January 1, 2002, and employees previously covered under the traditional defined benefit component who, during a one-time election period in 2001 (and for certain employees covered by collective bargaining agreements, during other specifically negotiated election periods) elected to convert the actuarial equivalent of their accrued traditional defined benefit to the cash balance plan component. Because he was first hired in 2002, Mr. Peterson participates in the cash balance plan. Mr. Nye elected to convert to the cash balance plan during the 2001 election period. Under the cash balance component, hypothetical accounts are established for participants and credited with monthly contribution credits equal to a percentage of the participant’s compensation (3.5%, 4.5%, 5.5% or 6.5% depending on the participant’s combined age and years of accredited service) and interest credits based on the average yield of the 30-year Treasury bond for the 12 months ending November 30 of the prior year. Amounts reported under Salary for the named executive officers in the Summary Compensation Table approximate earnings as defined under the traditional defined benefit component of the Retirement Plan without regard to any limitations imposed by the Code. Benefits paid under the traditional defined benefit component of the Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code. Based on benefits accrued under the cash balance component of the Retirement Plan as of December 31, 2002, the estimated annual benefit payable to Mr. Nye and Mr. Peterson under such component at normal retirement age are $1,138,269 and $9,061, respectively. As of December 31, 2002, years of accredited service under the Retirement Plan for Messrs. Nye, Dickie, McNally and Peterson and Ms. Curry were 40, 4, 6, 1, and 22, respectively, and for Mr. Gibbs as of his June 30, 2002 retirement date, 39.

PENSION PLAN TABLE

	Years of Service
Remuneration	20	25	30	35	40
$ 50,000	$14,688	$18,360	$22,032	$25,704	$29,376
100,000	29,688	37,110	44,532	51,954	59,376
200,000	59,688	74,610	89,532	104,454	119,376
400,000	119,688	149,610	179,532	209,454	239,376
800,000	239,688	299,610	359,532	419,454	479,376
1,000,000	299,688	374,610	449,532	524,454	599,376
1,400,000	419,688	524,610	629,532	734,454	839,376
1,800,000	539,688	674,610	809,532	944,454	1,079,376
2,000,000	599,688	749,610	899,532	1,049,454	1,199,376

TXU Corp.’s supplemental retirement plan (Supplemental Plan) provides for the payment of retirement benefits, which would otherwise be limited by the Code or the definition of earnings in the Retirement Plan, as well as retirement compensation not payable under the Retirement Plan which the Company or its participating subsidiaries are obligated to pay. Under the Supplemental Plan, retirement benefits are calculated in accordance with the same formula used under the qualified plan, except that, with respect to calculating the portion of the Supplemental Plan benefit attributable to service under the defined benefit component of the Retirement Plan, earnings also include AIP awards (for 2002, 100% of the AIP award, and for 2001 and 2000, 50% of the AIP awards, are reported under Bonus for the named officers in the Summary Compensation Table). The table set forth above illustrates the total annual benefit payable at retirement under the Retirement Plan inclusive of benefits payable under the Supplemental Plan, prior to any reduction for earlier-than-normal or a contingent beneficiary option which may be selected by participants.

The information contained herein under the headings Organization and Compensation Committee Report on Executive Compensation, Performance Graph and Audit Committee Report is not to be deemed to be (i) incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (Securities Acts) or (ii) “soliciting material” or “filed” with the Securities and Exchange Commission within the meaning of Item 402(a)(9) of SEC Regulation S-K of the Securities Acts.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Organization and Compensation Committee of the Board of Directors (Committee) is responsible for reviewing and establishing the compensation of the executive officers of the Company. The Committee consists of directors of the Company who are not employees or former employees of the Company and is chaired by J. E. Oesterreicher. The Committee has directed the preparation of this report and has approved its content and submission to the shareholders.

As a matter of policy, the Committee believes that levels of executive compensation should be based upon an evaluation of the performance of the Company and its officers generally, as well as in comparison to persons with comparable responsibilities in similar business enterprises. Compensation plans should align executive compensation with returns to shareholders with due consideration accorded to balancing both long-term and short-term objectives. The overall compensation program should provide for an appropriate and competitive balance between base salaries and performance-based annual and long-term incentives. The Committee has determined that, as a matter of policy to be implemented over time, the base salaries of the officers will be established around the median, or 50th percentile, of the base salaries provided by comparable energy companies, or other relevant market, and that opportunities for total direct compensation (defined as the sum of base salaries, annual incentives and long-term incentives) to reach the 75th percentile, or above, of such market or markets will be provided through annual and long-term performance-based incentive compensation plans. Such compensation principles and practices have allowed, and should continue to allow, the Company to attract, retain and motivate its key executives.

In furtherance of these policies, nationally recognized compensation consultants have been retained to assist the Committee in its periodic reviews of compensation and benefits provided to officers. The consultants’ evaluations include comparisons to comparable utilities and energy companies as well as to general industry with respect both to the level and composition of officers’ compensation.

The compensation of the officers of the Company consists principally of base salaries, the opportunity to earn an incentive award under the Annual Incentive Plan (AIP), awards of performance-based restricted shares under the Long-Term Incentive Compensation Plan (Long-Term Plan) and the opportunity to participate in the Deferred and Incentive Compensation Plan (DICP). Awards under the AIP are directly related to annual performance as evaluated by the Committee. The ultimate value of any awards of performance-based restricted shares, if any, under the Long-Term Plan, as well as the value of future payments under the DICP are directly related to the future performance of the Company’s common stock. It is anticipated that performance-based incentive awards under the AIP and the Long-Term Plan, will, in future years, continue to constitute a substantial percentage of the officers’ total compensation.

The AIP, which was first approved by the shareholders in 1995 and reapproved in 2000, is administered by the Committee and provides an objective framework within which annual performance can be evaluated by the Committee. Depending on the results of such performance evaluations, and the attainment of the per share net income goals established in advance, the Committee may provide annual incentive compensation awards to eligible officers. As amended in 2001 with respect to awards provided in 2002 and thereafter, the evaluation of each individual participant’s performance may be based upon the attainment of a combination of corporate, group, business unit, function and/or individual objectives. The Company’s annual performance is evaluated based upon its total return to shareholders, return on invested capital and earnings growth, as well as other measures such as competitiveness, service quality and employee safety. The combination of individual and Company results, together with the Committee’s evaluation of the competitive level of compensation which is appropriate for such results, determines the amount, if any, actually awarded. Awards under the AIP constitute the principal annual incentive component of officers’ compensation.

The Long-Term Plan, which was first approved by the shareholders in 1997 and reapproved as amended in 2002, is also administered by the Committee and is a comprehensive stock-based incentive compensation plan under which all awards are made in, or based on the value of, the Company’s common stock. The Long-Term Plan provides that, in the discretion of the Committee, awards may be in the form of stock options, stock appreciation rights, performance and/or restricted stock or stock units or in any other stock-based form. The purpose of the Long-Term Plan is to provide performance-related incentives linked to long-term performance goals. Such performance goals may be based on individual performance and/or may include criteria such as absolute or relative levels of total shareholder return, revenues, sales, net income or net worth of the Company, any of its subsidiaries, business units or other areas, all as the Committee may determine. Awards under the Long-Term Plan provided to the officers of the Company have been almost exclusively in the form of performance-based restricted stock as more fully described hereinafter. Awards under the Long-Term Plan constitute the principal long-term component of officers’ compensation.

In establishing levels of executive compensation, the Committee has reviewed various performance and compensation data, including the performance measures under the AIP and the reports of its compensation consultant. Information was also gathered from industry sources and other published and private materials which provided a basis for comparing comparable electric and gas utilities and other survey groups representing a large variety of business organizations. Included in the data considered were the comparative returns provided by the largest electric and gas utilities as represented by the returns of the Standard & Poor’s Electric Utilities Index which are reflected in the graph on page 21. Compensation amounts were established by the Committee based upon its consideration of the above comparative data and its subjective evaluation of Company and individual performance at levels consistent with the Committee’s policy relating to total direct compensation.

Since its last report to shareholders which was published in the proxy statement for 2002, the Committee has considered officers’ compensation matters at several meetings including those held in February and May of 2002 and in February of 2003. The results of Committee actions taken in February and May of 2002 are included in the Summary Compensation Table on page 9 of this proxy statement. Generally speaking, the actions taken at those meetings in 2002 reflected the Company’s exemplary performance in 2001 (total return of 12.2%, the 2nd highest of the 10 largest utilities in the United States) and for the three years ended in March 2002 (total return of 57.9%, the 5th highest of the 28 companies comprising the Standard & Poor’s Electric Utilities Index). Actions taken at its meeting in February 2003 reflect the Company’s recent business reversals and include freezing executive officers’

salaries and not providing any AIP awards for 2002 performance. Moreover, it is anticipated that awards of performance-based restricted stock under the Long-Term Plan which were provided in May 2000 will be forfeited as a result of recent performance, and that awards provided in 2001 and 2002 may also be completely or partially forfeited depending on returns during the remainder of the relevant performance periods.

With respect to the base salaries of the officers, at its meeting in February of 2002, the Committee authorized certain increases in salaries, including the Chief Executive’s. Those increases were intended to reflect competitive market comparisons and to establish base salaries around the median of such markets. Increases provided in February 2002 are reflected in the Summary Compensation Table. As noted earlier, at its meeting in February 2003 the Committee decided not to increase the base pay of any of the executive officers.

AIP awards provided by the Committee in February 2002 were based upon the Company’s strong performance in 2001 and are reflected in the Summary Compensation Table. Based upon the Company’s performance in 2002, including its failure to achieve the earnings per share targets established in advance, the Committee, at its meeting in February 2003, determined not to provide AIP awards to any officers for 2002 performance. Discretionary cash bonuses were provided to a limited number of officers in February 2003 as the result of superior performance in certain business activities and other individual circumstances.

At its meetings in February 2002 and February 2003, the Committee provided awards of performance-based restricted shares under the Long-Term Plan to certain officers, including the Chief Executive. Information relating to awards made to the named executive officers in 2002 is contained in the Table on page 11 of this proxy statement. The ultimate value of all of the awards, if any, will be determined by the Company’s total return to shareholders over selected performance periods compared to the total returns for those periods of the companies comprising the Standard & Poor’s Electric Utilities Index. Depending upon the Company’s relative total return for such periods, the officers may earn from 0% to 200% of the original award, and their compensation is, thereby, directly related to shareholder value. All of the awards contemplate that 200% of the original award will be provided if the Company’s total return is in the 81st percentile or above of the returns of the companies comprising the Standard & Poor’s Electric Utilities Index and that such percentage of the original award will be reduced as the Company’s return compared to the returns provided by the companies in the Index declines so that 0% of the original award will be provided if the Company’s return is in the 40th percentile or below of returns provided by the companies comprising the Index. These awards, and any awards that may be made in the future, are based upon the Committee’s evaluation of the appropriate level of long-term compensation consistent with its policy relating to total direct compensation.

Additionally, with respect to the Long-Term Plan, the Committee, at its meeting in May 2002, considered the performance-based restricted stock awards provided to certain officers in May 1999. Based upon its review and comparison of the Company’s total return to the returns provided by the companies comprising the Standard & Poor’s Electric Utilities Index, the Committee determined that the Company’s performance during the three-year performance period ending in March 2002 permitted the payment of 200% of such 1999 awards. As noted earlier, during the three-year performance period ending in March 2002, the Company’s total return of 57.9% was the 5th highest (85th percentile) of the 28 companies comprising the index at that time. Payments of these awards were made in the form of the Company’s stock and cash, and, for Messrs. Nye, Gibbs, Dickie and McNally and Ms. Curry, the value of such stock and cash at the date of distribution is included in the LTIP Payouts column of the Summary Compensation Table on page 9 of this proxy statement.

With respect to the compensation of the Chief Executive, in February 2002 the Committee increased Mr. Nye’s base salary as Chief Executive to an annual rate of $1,050,000 representing a $75,000 or 7.6% increase over the amount established for Mr. Nye in May of 2001. Based upon the Committee’s evaluation of individual and Company performance in 2001, including the Company’s total return of 12.2% which was the second highest of the 10 largest utilities in the United States, the Committee provided Mr. Nye with an AIP award of $1,000,000 and a special bonus award of $750,000 compared to the prior year’s AIP award of $950,000. The Committee also awarded 150,000 shares of performance-based restricted stock to Mr. Nye. Under the terms of his award, Mr. Nye can earn from 0% to 200% of the original award, depending on the Company’s total return to shareholders over a three-year period (April 1, 2002 through March 31, 2005) compared to the total return provided by the companies comprising the Standard & Poor’s Electric Utilities Index. In addition, as previously noted in this report and based upon the Company’s total return of 57.9% for the three years ended in March of 2002, the Committee in May of 2002 approved the payment of 200% of the 1999 performance-based restricted stock awards under the Long-Term Plan, which for Mr. Nye was 80,000 shares.

Actions taken by the Committee in 2003 with respect to the Chief Executive’s compensation reflect the Company’s recent business reversals. In February 2003, the Committee established Mr. Nye’s base salary at an annual rate of $1,050,000, which is the same rate as established in 2002. In recognition of the Company’s cost reduction efforts, Mr. Nye has voluntarily reduced his base salary to a rate of $950,000 for one year. As noted earlier, the Committee did not provide AIP awards to any executive officers, including Mr. Nye, in 2003 based on 2002 performance. Additionally, in 2003 the Committee provided awards of performance-based restricted stock to Mr. Nye, the ultimate value of which will be determined by the Company’s performance over two-year and three-year performance periods. Under the terms of his awards, Mr. Nye can earn from 0% to 200% of the original awards depending, with respect to 80,000 shares, on the Company’s total return to shareholders over a two-year period (April 1, 2003 through March 31, 2005) and, with respect to 80,000 shares, on the Company’s total return to shareholders over a three-year period (April 1, 2003 through March 31, 2006) compared to the total returns provided for the respective periods by the companies comprising the Standard & Poor’s Electric Utilities Index. The level of compensation established for the Chief Executive in 2002 and in 2003 was based upon the Committee’s subjective evaluation of the information contained in this report consistent with the Committee’s policy relating to total compensation.

As previously reported, the Company has entered into employment agreements, as approved by the Committee, with certain officers, including the Chief Executive. Mr. Nye’s prior employment agreement was superceded, effective June 1, 2002, by a new agreement which was approved in May 2002. The terms of employment agreements with the named executive officers are described in Footnote 6 to the Summary Compensation Table on pages 12, 13 and 14 of this proxy statement.

Certain of the Company’s business units have developed separate annual incentive compensation plans. Those plans focus on the results achieved by those individual business units and the compensation opportunities provided by those plans are considered to be competitive in the markets in which those units compete. Generally, officers may not participate in both the traditional incentive compensation plans as discussed herein and the business unit plans. None of the named executive officers participate in the individual business unit plans.

In discharging its responsibilities with respect to establishing officers’ compensation, the Committee normally considers such matters at its February and May meetings. Although Company management may be present during Committee discussions of officers’ compensation, Committee decisions with respect to the compensation of the Chief Executive are reached in private session without the presence of any member of Company management.

Section 162(m) of the Code limits the deductibility of compensation which a publicly traded corporation provides to its most highly compensated officers. As a general policy, the Company does not intend to provide compensation which is not deductible for federal income tax purposes. Awards under the AIP and the Long-Term Plan are expected to be fully deductible. The DICP and the Salary Deferral Program have been amended to require the deferral of distributions of maturing amounts until the time when such amounts would be deductible. A portion of the special bonus amounts provided to Mr. Nye in 2002 are not expected to be deductible but such amounts are not material.

Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company’s offices.

Organization and Compensation Committee

J. E. Oesterreicher, Chair	Jack E. Little
Derek C. Bonham	Margaret N. Maxey
William M. Griffin	Charles R. Perry (retired February 2003)
Kerney Laday	Herbert H. Richardson

PERFORMANCE GRAPH

The following graph compares the performance of the Company’s common stock to the S&P 500 Index and S&P Electric Utilities Index for the last five years. The graph assumes the investment of $100 at December 31, 1997 and that all dividends were reinvested. The amount of the investment at the end of each year is shown in the graph and in the table which follows.

Cumulative Total Returns

for the Five Years Ended 12/31/02

	1997	1998	1999	2000	2001	2002

TXU Corp.	100	118	96	128	143	59

S&P 500 Index	100	129	156	141	125	97

S&P Electric Utilities Index	100	115	93	143	131	112

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (Committee) assists the Board in providing oversight of the Company’s auditing, accounting and financial reporting processes, and the Company’s system of internal control. The role and responsibilities of the Committee are fully set forth in the Committee’s written charter which was approved by the Board of Directors. The Committee consists solely of independent directors as defined by the listing standards of the New York Stock Exchange and is chaired by William M. Griffin. This Committee has directed the preparation of this report and has approved its content and submission to the shareholders.

The Committee has received the written disclosures and letter from Deloitte & Touche LLP, the independent auditors for the Company, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and has discussed with Deloitte & Touche its independence. The Committee has received reports from Deloitte & Touche and Company management relating to services provided by the auditors and associated fees. In this regard the Committee has considered whether or not the provision of non-audit services by Deloitte & Touche for the year 2002 is compatible with maintaining the independence of the firm. In furtherance of the objective of assuring the auditors’ independence, the Committee has adopted a policy relating to the engagement of the Company’s independent auditors as described on page 23 of this proxy statement.

The Committee reviewed and discussed with Company management and Deloitte & Touche the interim unaudited financial statements and the audited consolidated financial statements of the Company for the year ended December 31, 2002. The Committee also discussed with Deloitte & Touche those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) concerning the quality of the Company’s accounting principles as applied in its financial statements.

Based on its review and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. Additionally, as noted hereinafter in this proxy statement, the Committee recommended to the Board of Directors that Deloitte & Touche be selected to act as independent auditors for 2003, subject to shareholder approval.

Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company’s offices.

Audit Committee

William M. Griffin, Chair

Jack E. Little

J. E. Oesterreicher

Charles R. Perry (retired February 2003)

SELECTION OF AUDITORS

The Audit Committee has nominated to the Board of Directors for its consideration the firm of Deloitte & Touche LLP to act as independent auditors for the Company for the year 2003 and, subject to the approval of shareholders at the annual meeting, the Board has selected that firm to audit the books of account and records of the Company and to make a report thereon to the shareholders. The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution which will be submitted for consideration:

RESOLVED that the selection of the firm of Deloitte & Touche LLP, independent auditors, to audit the books of account and records of the Company for the year 2003, to make a report thereon, and to perform other services, be, and it hereby is, approved.

The firm of Deloitte & Touche LLP, independent auditors, has been the outside auditors for the Company since its organization in 1996 and for TXU Energy Industries Company (formerly Texas Utilities Company) since its organization in 1945, including the last fiscal year.

In February 2002, the Audit Committee adopted a policy relating to the engagement of the Company’s independent auditors. The policy was amended by the Committee in February 2003 to incorporate the specific provisions of the Sarbanes-Oxley Act and recently adopted rules of the Securities and Exchange Commission. The amended policy is substantially similar to the policy adopted in 2002.

The amended policy provides that in addition to the audit of the financial statements, related quarterly reviews and other audit services, Deloitte & Touche may be engaged to provide non-audit services as described herein. Prior to engagement, all services to be rendered by the independent auditors must be authorized by the Committee in accordance with pre-approval procedures which are defined in the policy. The pre-approval procedures require (i) the annual review and pre-approval by the Committee of all anticipated audit and non-audit services; and (ii) the quarterly pre-approval by the Committee of services, if any, not previously approved and the review of the status of previously approved services. The Committee may also approve certain on-going non-audit services not previously approved in the limited circumstances provided for in the Securities and Exchange Commission rules.

The amended policy defines those non-audit services which Deloitte & Touche may also be engaged to provide as follows: (i) audit related services (e.g. due diligence related to mergers, acquisitions and divestitures; employee benefit plan audits; accounting and financial reporting standards consultation; internal control reviews; and the like); (ii) tax services (e.g. Federal and state tax returns; regulatory rulings preparation; general tax, merger, acquisition and divestiture consultation and planning; and the like); and (iii) other services (e.g. process improvement, review and assurance; litigation and rate case assistance; general research; and the like). The policy prohibits the engagement of Deloitte & Touche to provide: (i) bookkeeping or other services related to the accounting records or financial statements of the Company; (ii) financial information systems design and implementation services; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management or human resource functions; (vii) broker-dealer, investment advisor, or investment banking services; (viii) legal and expert services unrelated to the audit; and (ix) any other service as may be determined, by regulation, to be impermissible.

Compliance with the Committee’s policy relating to the engagement of Deloitte & Touche will be monitored on behalf of the Committee by the Company’s chief internal audit executive. Reports from Deloitte & Touche and the chief internal audit executive describing the services provided by the firm and fees for such services will be provided to the Committee no less often than quarterly.

For the years ended December 31, 2002 and 2001, fees billed to the Company by Deloitte & Touche were as follows:

	2002	2001
Audit Fees. Fees for services necessary to perform the annual audit, review Securities and Exchange Commission filings, fulfill statutory and other attest service requirements, provide comfort letters and consents	$6,082,000	$5,879,000

Audit-Related Fees. Fees for services including employee benefit plan audits, due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards	3,324,000	3,665,000

Tax Fees. Fees for tax compliance, tax planning, and tax advice related to mergers and acquisitions, divestitures, and communications with and requests for rulings from taxing authorities	1,520,000	1,350,000

All Other Fees. Fees for services including process improvement reviews, litigation and rate case assistance	1,061,000	1,488,000

Total	$11,987,000	$12,382,000

Representatives of Deloitte & Touche are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

The Board of Directors Recommends a Vote FOR the Approval of Auditors.

SHAREHOLDER PROPOSALS

The Company has been advised that certain shareholders (whose names and stock ownership will be provided promptly either orally or in writing upon request to the Secretary of the Company) will introduce the following proposals for action at the annual meeting. The proposals are reproduced below in the form received from the proponents, and the Company is not responsible for the accuracy or inaccuracy of any statements made in the proposals or the supporting statements. After reviewing the proposals, management of the Company and the Board of Directors have concluded that they cannot support the proposals for the reasons stated hereinafter.

Shareholder Proposal Related To Indexed Stock Options:

“Indexed Options Proposal

Resolved, that the shareholders of TXU Corporation (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

Statement of Support:  As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better then that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.”

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Long-Term Incentive Compensation Plan (Plan), which was approved by the shareholders in 1997 and reapproved in 2002, authorizes various forms of stock-based compensation, including stock options. However, the Company has not instituted a stock option program and has no current plans to do so. Therefore, the Board of Directors recommends a vote AGAINST the proposal since it is not relevant to the Company and, as hereinafter explained, may limit the Company’s future competitive position and, in some respects, is not permitted under the terms of the Plan.

As noted in its report to shareholders on pages 16 through 20 of this proxy statement, the Organization and Compensation Committee of the Board of Directors is responsible for establishing the form and amount of officers’ compensation. The Committee has determined that base salaries should be established around the median of the relevant competitive markets and that opportunities for total direct compensation (base salaries together with annual and long-term incentives) to reach the 75th percentile, or above, of such markets should be provided through performance-based annual and long-term incentives. Awards of performance-based restricted common shares, rather than stock options, constitute the principal long-term incentive component of the Company’s compensation program.

Performance-based restricted stock awards, as approved by the Committee, contemplate that the ultimate value of such awards to the recipients depends upon the Company’s total return to shareholders compared to the returns provided by the companies comprising the Standard & Poor’s Electric Utilities Index. Depending on such relative returns, the ultimate value of such awards may increase, remain the same or decrease (including complete forfeiture for performance at or below the 40th percentile). Therefore, the Company has adopted, in a meaningful and relevant way, the proponent’s fundamental philosophy of rewarding superior relative performance and not rewarding lesser relative performance.

As noted, the Company does not currently have an option program, nor any current plans to institute such a program and the proposal, therefore, has no immediate relevance or applicability. However, in order to successfully compete in an increasingly competitive energy industry, it is critical that the Company attract and retain qualified, talented leaders. In this regard, indexing stock options is not currently a common compensation strategy, and the approval of this resolution requiring such a strategy may place the Company at a competitive disadvantage in the future in attracting the individuals necessary to lead the Company’s business.

Additionally, the Long-Term Plan, as approved by the shareholders, as well as provisions of the Internal Revenue Code with respect to certain types of options, require that an option’s exercise price may never be less than 100% of the fair market value of the Company’s common stock on the date of grant. Strictly indexed options, therefore, could not be issued under the terms of the current Plan and the issuance of incentive stock options (which could provide a tax advantage to the Company and recipient) with indexing would not be allowed by the Internal Revenue Code.

In summary, the Board of Directors recommends a vote against this proposal because it is not currently relevant to the Company, may place the Company at a competitive disadvantage in the future and may not be permitted under the terms of the Long-Term Incentive Compensation Plan as approved by the shareholders.

The Board of Directors Recommends a Vote AGAINST This Shareholder Proposal.

Shareholder Proposal Related To An Environmental Report:

“ELECTRIC UTILITY RESOLUTION

WHEREAS:

In 2001 The Intergovernmental Panel on Climate Change concluded that “there is new and stronger evidence that most of the warming observed over the last 50 years is attributable to human activities.”

In 2001 the National Academy of Sciences stated that the “degree of confidence in the IPCC assessment is higher today than it was 10, or even 5 years ago…there is general agreement that the observed warming is real and particularly strong within the past 20 years.”

The United States government’s “Climate Action Report – 2002,” concluded that global climate change may harm the country. The report highlights risks to coastal communities in the Southeast due to sea level rise, water shortages throughout the West, and increases in the heat index and frequency of heat waves.

In July 2002, eleven Attorneys General wrote President Bush, outlining their concern over the U.S. Climate Action Report’s failure to recommend mandatory reductions of greenhouse gas emissions. They declared that States are being forced to fill the federal regulatory void through state-by-state regulation and litigation, increasing the ultimate costs of addressing climate change. They urged a reconsideration of his regulatory position, and adoption of a “comprehensive policy that will protect both our citizens and our economy.”

U.S. power plants are responsible for about two-thirds of the country’s sulfur dioxide emissions, one-quarter of its nitrogen oxides emissions, one-third of its mercury emissions, approximately 40 percent of its carbon dioxide emissions, and 10 percent of global carbon dioxide emissions.

Scientific studies show that air pollution from U.S. power plants causes tens of thousands of premature deaths and hospitalizations, hundreds of thousands of asthma attacks, and several million lost workdays nationwide every year from pollution-related ailments.

Standards for carbon dioxide emissions and other air pollutants are emerging across multiple fronts. Ninety-six countries have ratified the Kyoto Protocol, requiring carbon dioxide reductions. Massachusetts and New Hampshire have enacted legislation capping power plants emissions of carbon dioxide and other air pollutants. In June 2002 the Senate Environment and Public Works Committee passed a bill seeking to cap emissions from the generation of electric and thermal energy.

We believe that taking early action on reducing emissions and preparing for standards could better position companies over their peers, including being first to market with new high-efficiency and low-emission technologies. Changing consumer preferences, particularly those relating to clean energy, should also be considered.

Inaction and opposition to emissions control efforts could expose companies to reputation and brand damage, and regulatory and litigation risk.

RESOLVED: That the Board of Directors report (at reasonable cost and omitting proprietary information) by August 2003 to shareholders on (a) the economic risks associated with the Company’s past, present and future emissions of carbon dioxide, sulfur dioxide, nitrogen oxide and mercury emissions, and the public stance of the company regarding efforts to reduce these emissions and

(b) the economic benefits of committing to a substantial reduction of those emissions related to its current business activities (i.e. potential improvement in competitiveness and profitability).”

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Company believes that adoption of the shareholder proposal would unnecessarily duplicate ongoing Company reporting activities, would needlessly increase costs and require unreasonable speculation with respect to the economic risks and benefits of emissions and future emission reductions.

The Company routinely reports to regulatory agencies and the public regarding significant environmental matters. Since 1991, the Company has voluntarily published an annual environmental report, available in printed form and on the Internet, which sets forth its Statement of Environmental Principles and presents statistics on the Company’s sulfur dioxide and nitrogen oxide emissions rates as compared to national electric utility averages, voluntary reductions in greenhouse gas emissions (including carbon dioxide), and investments in zero-emission wind energy.

The Company also annually reports emissions of sulfur dioxide, nitrogen oxide and carbon dioxide, which are continuously monitored at the generating facilities as required by law, to the state and federal environmental agencies, including the U.S. Environmental Protection Agency (EPA), which makes this information publicly available through the Emissions Scorecard database on the Internet.

The Company also provides a summary of annual mercury emissions from its lignite/coal generating facilities on its web page and annually reports these emissions to the EPA, which makes the information publicly available on the Internet in the Community Right-to-Know database.

The Company’s public stance regarding efforts to reduce these emissions is embodied in its Statement of Environmental Principles and is further reflected in its record of compliance with state and federal sulfur dioxide and nitrogen oxide emissions requirements and reductions, which is summarized in the Company’s annual environmental report. The Company’s public support for, and progress toward, voluntary reductions of greenhouse gas emissions (including carbon dioxide) is reported annually to the U.S. Department of Energy, which makes the information available in the Public Use Database on the Internet.

The Company routinely discloses the economic risks associated with emissions in its public reports filed with the Securities and Exchange Commission. The reports address capital construction costs for sulfur dioxide and nitrogen oxide emissions control equipment necessary under current regulations, certain material risks associated with environmental compliance, and certain legislative and regulatory initiatives that may, in the Company’s determination, materially impact its operations.

In its normal course of business, the Company evaluates possible additional emissions reductions beyond those required by state and federal regulations. The Company believes that a more detailed report on the economic risks and benefits of emissions and emissions reductions would be unreasonably speculative with respect to any future emissions reductions. For example, the Company cannot accurately predict the outcome of future federal or state legislative actions to regulate emissions.

In summary, adoption of the shareholder proposal would unnecessarily increase costs and duplicate ongoing Company reporting activities.

The Board of Directors Recommends a Vote AGAINST This Shareholder Proposal.

OTHER BUSINESS

Other than as stated herein, the Board of Directors does not intend to bring any business before the meeting and it has not been informed of any matters that may be presented to the meeting by others. However, if any other matters properly come before the meeting, it is the intent of the Board of Directors that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

Dated:  April 3, 2003

Whether or not you will be able to attend the meeting, please sign and return the accompanying proxy promptly.

Mesquite Convention Center
Hampton Inn & Suites
1700 Rodeo Drive, Mesquite Texas
972-329-3100

RICHARDSON
Dallas North Tollway
N. Central Exprwy-75
LBJ-635
GARLAND
N
Loop 12
I-30
Town East Blvd.
I-30
80
DOWNTOWN DALLAS
Military Pkwy.
W. Scyene Rd.
Rodeo Dr.
MESQUITE CONVENION CENTER
HAMPTON INN & SUITES
Hickory Tree Rd.
MESQUITE
45
C.F. Hawn Frwy.
Loop 12
20
LBJ-635

From Downtown Dallas:
I-30 East to US-80 East to LBJ-635 South.
Exit Scyene Rd./Military Pkwy.
Continue south past Military Pkwy.
Turn right on Rodeo Dr.
and left to the entrance to the
Mesquite Convention Center,
Hampton Inn & Suites.

Printed on recycled paper.

P            TXU Corp.

R            1601 Bryan Street                                                                                       [TXU LOGO]

O            Dallas, TX 75201-3411

X

Y

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Peter B. Tinkham, Secretary of the Company, and Diane J. Kubin, Assistant Secretary of the Company, and each of them, Proxies with power to appoint a substitute, and hereby authorizes them to represent all shares of common stock of TXU Corp. held of record by the undersigned on March 17, 2003 at the annual meeting of shareholders of the Company to be held in Salons A and B of the Mesquite Convention Center, Hampton Inn & Suites, 1700 Rodeo Drive, Mesquite, Texas, on Friday, May 16, 2003, and at any adjournments thereof, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.

(Continued, and to be signed and dated, on reverse side)

éFOLD AND DETACH HEREé

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1 and 2 and AGAINST Items 3 and 4.	Please mark your votes as indicated in this example	☒

Directors recommend a vote FOR all Nominees.		Directors recommend a vote FOR Item 2.

1. Election of Directors:	FOR WITHHELD ☐ ☐	2. Approval of Auditors — Deloitte & Touche LLP FOR AGAINST ABSTAIN ☐ ☐ ☐
Nominees:

Derek C. Bonham J.S. Farrington William M. Griffin Kerney Laday Jack E. Little	Margaret N. Maxey Erle Nye J.E. Oesterreicher Michael W. Ranger Herbert H. Richardson	Directors recommend a vote AGAINST Items 3 and 4. 3. Shareholder proposal related to indexed stock options FOR AGAINST ABSTAIN ☐ ☐ ☐
4. Shareholder proposal related to an environmental report FOR AGAINST ABSTAIN ☐ ☐ ☐

For, except vote withheld from the following nominees(s):

NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. In signing as attorney, administrator, executor, guardian, officer, partner or trustee, please give full title as such. Receipt is acknowledged of the Annual Report of the Company for 2002 and the Notice of Annual Meeting of Shareholders and Proxy Statement.

Signature(s)                                                                                             Date

éFOLD AND DETACH HEREé